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                                               Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-81507


PROSPECTUS

                                  $250,000,000

                           [LOGO DEL WEBB CORPORATION]

                        BY THIS PROSPECTUS, WE MAY OFFER
                            ONE OR A COMBINATION OF:

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                             STOCK PURCHASE WARRANTS



         This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

         We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest in these securities.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The securities may be offered through one or more different plans of distribution, including offerings through underwriters.


                 The date of this prospectus is July 12, 1999
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                                TABLE OF CONTENTS

                                                                    Page

Del Webb Corporation...............................................   3

The Securities We May Offer........................................   3

Use of Proceeds....................................................   4

Ratio of Earnings to Fixed Charges.................................   4

Description of Debt Securities.....................................   4

Description of Warrants............................................  10

Description of Capital Stock.......................................  11

Plan of Distribution...............................................  12

Legal Matters......................................................  12

Experts............................................................  12

Where You Can Find More Information................................  13

Incorporation of Documents by Reference............................  13


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                              DEL WEBB CORPORATION

     We are Del Webb Corporation, one of the largest homebuilders in the United States. We develop and sell homes in active adult communities and in family and country club communities.

     We operate in Arizona, California, Florida, Illinois, Nevada, South Carolina and Texas. Our active adult communities, primarily our Sun City communities, are generally large-scale, master planned adult communities with extensive amenities for people age 55 and over. Our family and country club communities are open to people of all ages and are generally developed in metropolitan or market areas in which we also develop our active adult communities. Within our communities, we are usually the exclusive developer of homes.

     We incorporated in 1946 in Arizona and reincorporated in 1994 in Delaware. Our executive offices are located at 6001 North 24th Street, Phoenix, Arizona 85016 and our telephone number is (602) 808-8000. As used in this prospectus and the accompanying prospectus supplement, the terms "we", "our", "ourselves" and "us" refer to Del Webb Corporation and our subsidiaries unless otherwise indicated.

                           THE SECURITIES WE MAY OFFER

TYPES OF SECURITIES

     The securities we may offer and sell by this prospectus are one or a combination of:

     - debt securities. The debt securities may be senior, senior subordinated or subordinated in ranking. Any of the debt securities, regardless of ranking, may be either non-convertible or convertible into preferred or common stock;

     - preferred stock, which may be either non-convertible or convertible into common stock;

     -    common stock; and

     -    warrants entitling the holders to purchase preferred or common stock.

ADDITIONAL INFORMATION

     When we offer and sell the securities by this prospectus, we will deliver with it a prospectus supplement in which we will described the terms of those securities. In each prospectus supplement we will include the following information as to the securities offered by that prospectus supplement:

     -    the type and amount of securities which we propose to sell;

     -    the initial public offering price of those securities;

     - the names of any underwriters or agents through or to which we will sell those securities and their compensation;

     - information about securities exchanges or automated quotation systems on which those securities will be listed or traded;

     - material United States federal income tax considerations applicable to those securities; and

     - any other material information about the offering and sale of those securities.


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                                 USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities to reduce outstanding balances under our principal credit facility, to fund land acquisitions and development of new projects and for general corporate purposes. We may reborrow amounts repaid under our principal credit facility in the future.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the five years ended June 30, 1998 and the nine months ended March 31, 1998 and 1999:


                                                                                   Nine Months ended
                                               Year ended June 30,                    March 31,
                               ------------------------------------------------    -----------------
                                1994       1995      1996       1997      1998       1998      1999
                                ----       ----      ----       ----      ----       ----      ----
Ratio of earnings to fixed
charges (unaudited):            1.30x     1.59x      _(1)_     2.09x      1.79x     1.59x      1.57x

------------

(1) Our earnings were inadequate to cover our fixed charges by $21.6 million in our fiscal year ended June 30, 1996 because of a $65.0 million non-cash loss from impairment of our southern California real estate inventories. The loss was incurred in connection with our adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. See Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

     The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose "earnings" means earnings (loss) from continuing operations before income taxes plus (a) fixed charges and interest amortized to cost of sales minus (b) interest incurred. "Fixed charges" means total interest incurred, whether capitalized or expensed, including the portion of rent expense representative of interest costs, plus (i) debt-related fees and
(ii) amortization of deferred financing costs.


                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our unsecured senior, senior subordinated or subordinated debt. All debt securities will be issued under a senior debt, senior subordinated debt or subordinated debt indenture between a trustee and us. Unless otherwise stated in the accompanying prospectus supplement, the trustee under the first indenture will be Bank of Montreal Trust Company. Except to the extent set forth in the prospectus supplement with respect to particular Debt Securities and for the provisions relating to subordination, including the fact that senior subordinated debt securities will rank senior to the subordinated debt securities, the indentures are substantially identical to one another.

     The debt securities offered by this prospectus and the accompanying prospectus supplement are referred to below as the "Offered Debt Securities". The Offered Debt Securities may be convertible into our common or preferred stock, if and to the extent described in the accompanying prospectus supplement, or issued in combination with other securities. In these cases, the accompanying prospectus supplement will describe any applicable material federal income tax consequences.

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     Offered Debt Securities will be issued pursuant to an indenture. The following summaries of selected material provisions of the Offered Debt Securities and the indentures are not complete. They will be modified and supplemented by the prospectus supplement for the Offered Debt Securities.

GENERAL

     The prospectus supplement will describe the material terms of the Offered Debt Securities offered by that prospectus supplement and the indenture for those Offered Debt Securities, including:

     - whether those Offered Debt Securities are our senior, senior subordinated or subordinated debt;

     - the specific designation, aggregate principal amount, purchase price and denomination;

     -    the date of maturity;

     - the interest rate or rates or the method by which the interest rate will be determined;

     - the date from which interest will accrue and dates on which any interest will be payable;

     -    our rights to defer interest, if any;

     - the place or places where the principal of, premium, if any, and any interest will be payable;

     -    any redemption, repayment or sinking fund provisions;

     - any obligation on our part to offer to purchase those Offered Debt Securities in the event of a change of control;

     - whether those Offered Debt Securities are convertible into our preferred stock or common stock and the terms of the security into which they are convertible, the conversion price, other terms related to conversion and any related anti-dilution protections;

     - whether those Offered Debt Securities will be issued in combination with any of our other securities;

     -    any applicable material federal income tax consequences;

     -    any limitations on any additional debt we may incur; and

     - any other material terms of those Offered Debt Securities, including any material covenants and what events will constitute events of default.

     In addition to the subordination described under "Subordination" below and as may be described in the accompanying prospectus supplement, the senior, senior subordinated and subordinated debt securities are also subject to "structural subordination." This is because we are a holding company, operate solely through our subsidiaries and are dependent upon them for our cash flow. This will affect our rights and the rights of our creditors, including holders of Offered Debt Securities, to participate in the assets of any of our subsidiaries upon its liquidation or recapitalization. This is because those rights will be subject to the prior claims of the subsidiary's creditors, including beneficiaries of guarantees by the subsidiary, except to the extent we are a creditor with recognized claims against the subsidiary. Even in that case, however, our claims would still be effectively junior to any indebtedness of the subsidiary that is secured by the assets of the subsidiary. Our claims would also be junior to any indebtedness of the subsidiary which is senior to any debt or other claims held by us.

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     In addition, amounts outstanding from time to time under our $500 million principal credit facility are guaranteed by subsidiaries that hold substantially all of our assets. The Offered Debt Securities, including any senior debt securities, will not be so guaranteed. As a result, the holders of the debt outstanding under our principal credit facility will have a claim against the assets of our subsidiaries before those assets are available to make payments due on the debt securities.

     Because we conduct all of our operations through subsidiaries, we are dependent on dividends or other distributions from our subsidiaries to make payments on our indebtedness. State law as well as contractual obligations can restrict the ability of a corporation to distribute funds to its shareholders. Any existing material contractual restrictions on the ability of our subsidiaries to distribute funds to us will be disclosed in the accompanying prospectus supplement. Except as may be described in the accompanying prospectus supplement, the indenture for the Offered Debt Securities will not restrict our ability to enter into contracts in the future that restrict our subsidiaries from making dividends, loans or advances to us. Payments to us from our subsidiaries also are contingent upon the earnings of our subsidiaries and are subject to various business considerations, such as the subsidiaries' working capital needs.

     The debt securities will bear interest at either a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate below the prevailing market rate when they are issued or which are issued in combination with our other securities may be deemed sold at a discount below their stated principal amount for federal and state tax purposes. Also, the holders of any debt securities as to which we have the right to defer interest may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any Offered Debt Securities issued or deemed issued at a discount or which are issued at par that but treated as having been issued at a discount will be described in the prospectus supplement for those Offered Debt Securities.

SUBORDINATION

     The senior subordinated and subordinated debt securities will be subordinate and junior in right of payment to all of our "Senior Debt." Unless otherwise provided in the accompanying prospectus supplement, the indenture for the senior subordinated or subordinated Offered Debt Securities will define "Senior Debt" as all present or future indebtedness we create, incur, assume or guarantee. However, indebtedness which provides that it is not senior in right of payment to those Offered Debt Securities will not be "Senior Debt". Also, unless otherwise provided in the accompanying prospectus supplement, Senior Debt will not include:

     -    any of our indebtedness to any of our subsidiaries;

     -    any of our trade payables; or

     -    guarantees by us of current or future outstanding indebtedness.

     Each indenture for senior subordinated debt securities will provide that we will not issue any indebtedness that is subordinated to any of our Senior Debt and senior to our senior subordinated debt securities. Indentures for subordinated debt securities will not contain a similar provision.

     By reason of the subordination described above, in the event of our dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

     - holders of Senior Debt will be entitled to be paid in full before payments may be made on senior subordinated and subordinated debt securities, and the holders of senior subordinated and subordinated debt securities will be required to pay over their share of such distributions to the holders of Senior Debt until the Senior Debt is paid in full;

     - holders of senior subordinated debt will be entitled to be paid in full before payments may be made on subordinated debt securities, and holders of subordinated debt securities will be required



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               to pay over their share of such distributions to the holders of senior subordinated debt until the senior subordinated debt is paid in full; and

          - our creditors who are not holders of senior subordinated or subordinated debt securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the senior subordinated or subordinated debt securities, and our creditors who are not holders of subordinated debt securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than holders of subordinated debt securities.

As a result, this subordination and the "structural subordination" described under "General" above may each cause a reduction or elimination of payments to the holders of all senior subordinated and subordinated debt securities or all subordinated debt securities.

     Except as otherwise described in the accompanying prospectus supplement, no payment of principal of or interest on any senior subordinated or subordinated Offered Debt Securities may be made, and we may not acquire any senior subordinated or subordinated Offered Debt Securities, if:

          - any default with respect to Senior Debt that permits the acceleration of the maturity of the Senior Debt occurs and is continuing; and

          - that default is either the subject of judicial proceedings or we receive notice of the default from a holder of Senior Debt entitled to give that notice.

     By reason of these provisions, if we default on any Senior Debt that is presently existing or may be incurred in the future, payments of principal of and interest and premium, if any, on the senior subordinated or subordinated Offered Debt Securities may not be permitted until the Senior Debt is paid in full. However, except as otherwise described in the accompanying prospectus supplement, we may resume payments in respect of the senior subordinated or subordinated Offered Debt Securities and may acquire senior subordinated or subordinated Offered Debt Securities if:

          - 179 days pass after notice is given, if the default with respect to that Senior Debt is not then the subject of judicial proceedings; or

          -    the default with respect to that Senior Debt is cured or waived.

     Under our $500 million principal credit facility, we are restricted from acquiring our subordinated indebtedness, including any senior subordinated or subordinated Offered Debt Securities, prior to the term of the principal credit facility as it may be extended from time to time. The acquisition of subordinated debt securities issued pursuant a subordinated debt indenture is also restricted prior to March 1, 2003, February 15, 2006, January 15, 2008, May 1, 2009 and February 15, 2010 by the indentures for our $100 million of 9-3/4% Senior Subordinated Debentures due 2003, $100 million of 9% Senior Subordinated Debentures due 2006, $150 million of 9-3/4% Senior Subordinated Debentures due 2008, $200 million of 9-3/8% Senior Subordinated Debentures due 2009 and $150 million of 10-1/4% Senior Subordinated Debentures due 2010, respectively. The prospectus supplement or the information we incorporate by reference sets forth the approximate amount of Senior Debt and senior subordinated debt outstanding as of the end of our most recent fiscal quarter.

EVENTS OF DEFAULT

     Except as may be described in the accompanying prospectus supplement, an "Event of Default" will occur under the indenture for any Offered Debt Securities if:

          - we default for 30 days in payment of any interest on those Offered Debt Securities;

          - we default in payment of any principal of those Offered Debt Securities, either at maturity or upon any redemption, by declaration or otherwise;

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          -    we default for 60 days after written notice in the performance of any other agreement or covenant in, or provision of, those Offered Debt Securities or that indenture;

          - we default under the other indebtedness specified in the applicable prospectus supplement for the Offered Debt Securities;

          - we fail for 60 days to discharge final judgments against us and our subsidiaries for the payment of the amount specified in the applicable prospectus supplement; or

          -    specific bankruptcies, insolvencies or reorganizations occur.

     Except as otherwise stated in the accompanying prospectus supplement, each indenture will provide that if an Event of Default, other than an Event of Default due to events of bankruptcy, insolvency or reorganization, has occurred and is continuing, either the trustee or the holders of 25 percent or more in principal amount of the Offered Debt Securities outstanding under that indenture may then declare the principal and interest of all Offered Debt Securities outstanding under that indenture due and payable immediately.

     Unless otherwise stated in the accompanying prospectus supplement, the indenture for the Offered Debt Securities will allow the trustee, subject to its duty during a default to act with the required standard of care, to be indemnified by the holders of the Offered Debt Securities before proceeding to exercise any right or power under the indenture at the holders' request. Except as otherwise stated in the accompanying prospectus supplement, the holders of a majority in principal amount of the outstanding Offered Debt Securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture for those Offered Debt Securities or exercising any trust or power conferred on that trustee.

     Unless otherwise stated in the accompanying prospectus supplement, the indenture for the Offered Debt Securities will provide that no holder of Offered Debt Securities may institute any action against us, except actions for payment of overdue principal or interest, unless:

          - the holder previously has given the trustee under the indenture for those Offered Debt Securities written notice of the default and its continuance;

          - the holders of at least 25 percent in principal amount of the Offered Debt Securities outstanding have requested that trustee to institute the action and offered the trustee reasonable indemnity;

          - the trustee has not taken the action within 60 days of the request; and

          - the holders of a majority in principal amount of those Offered Debt Securities have not given the trustee any direction inconsistent with the request.

     None of our directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the Offered Debt Securities or the indenture for them. Holders, by their acceptance of the Offered Debt Securities, will waive and release all such liability.

DISCHARGE AND DEFEASANCE

     Except as otherwise provided in the accompanying prospectus supplement, we can discharge or defease our obligations under the Offered Debt Securities and the indenture for the Offered Debt Securities as described in this section.

     Under terms satisfactory to the trustee, we may discharge obligations to holders of the Offered Debt Securities that have either become due and payable or are by their terms due and payable within one year or scheduled for redemption within one year. We can do this by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified by us to be sufficient to pay at maturity, or upon redemption, the principal of and interest on the Offered Debt Securities.

     We may "defease" our obligations to holders of the Offered Debt Securities in two ways. At any time we can discharge some or all of our obligations to holders of the Offered Debt Securities. However, we cannot


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avoid our obligation to register the transfer or exchange of Offered Debt
Securities, replace any temporary, mutilated, destroyed, lost or stolen Offered Debt Securities or maintain an office or agency in respect of the Offered Debt Securities. We refer to this as "total defeasance". Alternatively, we may be released from the obligations imposed by specific portions of the indenture for the Offered Debt Securities and omit to comply with those provisions without an Event of Default occurring. We refer to this as "covenant defeasance". Except as otherwise stated in the accompanying prospectus supplement, total defeasance or covenant defeasance will occur only if, among other things:

          - we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified by us to be sufficient to pay at maturity the principal of and interest on all Offered Debt Securities outstanding;

          - no Event of Default under the indenture for the Offered Debt Securities has occurred and is continuing;

          - the defeasance or covenant defeasance would not cause us to be in default under any agreement to which we are a party or by which we are bound; and

          - we deliver to the trustee an opinion of counsel to the effect that the holders of the Offered Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and that there will not otherwise be an alteration of those holders' federal income tax treatment of principal and interest payments on those securities.

MODIFICATIONS TO THE INDENTURE

     Unless otherwise stated in the accompanying prospectus supplement, each indenture will provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

          - add covenants, conditions and restrictions for the protection of the holders of the debt securities outstanding under that indenture or to surrender any of our rights;

          - cure any ambiguity or correct any inconsistency in that indenture;

          - make any change that does not adversely affect the legal rights of holders of those debt securities;

          - modify, eliminate or add to the provisions of that indenture to the extent necessary to qualify the indenture under applicable federal statutes; and

          - make any other changes in that indenture before debt securities are issued under it, provided the changes are not prohibited by the Trust Indenture Act of 1939, as amended.

     Unless otherwise stated in the accompanying prospectus supplement, each indenture also will permit the trustee and us, with the consent of a majority in principal amount of the debt securities outstanding under that indenture, to change the indenture and the rights of the holders of those debt securities. However, without the consent of the holder of each of those debt securities then outstanding, the trustee and we may not:

          - reduce the amount of those debt securities whose holders must consent to an amendment or supplement to or waiver under that indenture;

          - reduce the rate of or change the time for payment of interest on any of those debt securities;

          - reduce the principal of or change the fixed maturity of any of those debt securities; or

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          -    waive a default in the payment of the principal of, or interest on, any of those debt securities.

     Unless otherwise stated in the accompanying prospectus supplement, no indenture for senior subordinated or subordinated Offered Debt Securities may be amended to alter the subordination of any outstanding senior subordinated or subordinated debt securities. However, such an amendment is permitted with the consent of each holder of Senior Debt and, as to subordinated debt securities, also senior subordinated debt that would be adversely affected.

CONCERNING THE TRUSTEE

     Unless otherwise stated in the accompanying prospectus supplement, the trustee under the first indenture under which we will issue debt securities will be Bank of Montreal Trust Company. Bank of Montreal Trust Company is also the trustee under the indenture for our $150 million of 10-1/4% Senior Subordinated Debentures due 2010. An affiliate of Bank of Montreal Trust Company is a lender under one of our short-term credit facilities. Unless stated in the prospectus supplement, Bank of Montreal Trust Company or any other trustee may also be the trustee under any of our other indentures and any trustee or its affiliates may be a lender to us, including under our principal credit facility, and may from time to time have other business arrangements with us. The indenture will contain limitations on the rights of the trustee, should it or its affiliates then be our creditors, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim, as security or otherwise. Except as otherwise stated in the accompanying prospectus supplement, if the trustee or its affiliates acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

     Except as otherwise stated in this prospectus or in the accompanying prospectus supplement, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless the holder has offered the trustee satisfactory security and indemnity.

GOVERNING LAW

     Unless otherwise stated in the accompanying prospectus supplement, the indenture for the Offered Debt Securities and the Offered Debt Securities will be governed by New York law.


                             DESCRIPTION OF WARRANTS

GENERAL

     Except as otherwise set forth in the accompanying prospectus supplement, the warrants will be issued in fully registered form under a warrant agreement between a warrant agent and us. The statements in this prospectus relating to the warrants and the warrant agreement are summaries and are not complete.

     The prospectus supplement will describe:

          - how may shares of preferred or common stock will be issued upon the exercise of each warrant and under what circumstances that number of shares may be adjusted;

          - the exercise price of the warrants, whether the price may be paid by surrender of our outstanding debt securities and under what circumstances the price may be changed or adjusted;

          - the rights, if any, of warrantholders upon our merger, consolidation or sale;

          -    when the warrants expire;

          - whether or not we can call the warrants and, if so, the call price;

          - whether or not unexercised warrants will convert into our preferred or common stock upon expiration and, if so, the conversion rate;

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          -    the time, place and method of exercising the warrants; and

          -    any other material terms of the warrants.

     Holders of warrants are not entitled, by virtue of being holders, to receive dividends, vote or exercise any other rights as a shareholder until the warrants are exercised. The warrant agreement and the warrants will provide that none of our directors, officers, employees or shareholders, as such, will have any liability under the warrants or the warrant agreement. The warrant agreement and the warrants will also provide that each holder of the warrants, by accepting the warrants, waives and releases all such liability.

     Unless otherwise stated in the accompanying prospectus supplement, the warrant agreement and the warrants will be governed by New York law.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 30,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value, of which 18,221,385 shares of common stock were issued and outstanding on June 30, 1999. No shares of preferred stock were outstanding at that date.

COMMON STOCK

     Subject to the rights of holders of any outstanding preferred stock, the holders of shares of common stock are entitled to share ratably in dividends declared out of legally available assets. At the date of this prospectus our ability to pay dividends on the common stock is limited by our $500 million principal credit facility and the indentures for our $100 million of 9-3/4% Senior Subordinated Debentures due 2003, $100 million of 9% Senior Subordinated Debentures due 2006, $150 million of 9-3/4% Senior Subordinated Debentures due 2008, $200 million of 9-3/8% Senior Subordinated Debentures due 2009 and $150 million of 10-1/4% Senior Subordinated Debentures due 2010.

     Each holder of common stock is entitled to one vote per share held on all matters submitted to a vote of the shareholders. Holders of common stock are not entitled to cumulative voting in the election of directors. There are no conversion or preemptive rights associated with the common stock and the common stock is not subject to redemption or assessment. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, any assets legally available for distribution to shareholders as will be distributed ratably among the holders of the common stock. The common stock offered pursuant to this prospectus will be fully paid and nonassessable. Shares of our common stock are listed on the New York and Pacific Stock Exchanges.

PREFERRED STOCK

     The authorized shares of preferred stock are issuable, as determined by the Board of Directors and without further shareholder approval, in one or more series and with such rights, privileges and preferences as are fixed by the Board of Directors. With regard to the preferred stock we offer pursuant to this prospectus, the prospectus supplement will describe:

          -    any voting rights of the preferred stock;

          -    the dividend rate, if any, on the preferred stock;

          - whether the preferred stock is convertible into common stock and, if so, at what rate;

          -    any anti-dilution protections;

          -    any redemption, repayment or sinking fund provisions;

          -    any liquidation preferences;

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          -    whether the preferred stock is exchangeable for debt securities and, if so, the exchange rate and the material terms of the debt securities for which it is exchangeable; and

          -    any other material terms of the preferred stock.


                              PLAN OF DISTRIBUTION

     We may sell securities pursuant to this prospectus to one or more underwriters for public offering and sale and, in those jurisdictions where we are authorized to do so, to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

     Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may authorize dealers, acting as our agents, to offer and sell the securities upon other terms and conditions that are described in the accompanying prospectus supplement. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation such as discounts, concessions or commissions from the underwriters or from the purchasers for which they act as agents.

     We will describe any compensation we pay to underwriters and any concessions or commissions which underwriters allow to participating dealers in the prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward liabilities incurred under the Securities Act of 1933, as amended, and other civil liabilities.

     The debt securities, the preferred stock and the warrants will be new issues of securities with no established trading market. Any underwriters or agents to or through which we sell securities for public offering and sale may, but are not obligated to, make a market in these securities, and any of them may discontinue any market making at any time without notice. We can give no assurance as to the liquidity of or trading market for any debt securities, preferred stock or warrants.


                                  LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP has rendered an opinion, which is filed as an exhibit to the registration statement described below under "Where You Can Find More Information", with respect to the validity of the debt securities, preferred stock, common stock and warrants covered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the accompanying prospectus supplement.


                                     EXPERTS

     The consolidated financial statements and schedules of Del Webb Corporation and subsidiaries as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the June 30, 1996 financial statements refers to a change in the method of accounting for long-lived assets.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Commission:

Judiciary Plaza, Room 10024         Seven World Trade Center, Suite 1300      Citicorp Center
450 Fifth Street, N.W. Street       New York, New York 10004                  500 West Madison Street, Suite 1400
Washington, D.C.  20549                                                       Chicago, Illinois 60661

         You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330 ((800) 732-0330).

         The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is: http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed with the Commission a registration statement on Form S-3 with respect to the securities we are offering. The registration statement, including the exhibits and schedules filed with it, contains additional relevant information about us and the securities offered that, as permitted by the rules and regulations of the Commission, we have not included in this prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except to the extent superseded by information we file subsequently with the Commission or by information that is included directly in this prospectus or the accompanying prospectus supplement.

         This prospectus includes, by incorporation reference, the documents listed below. We previously filed each of the documents with the Commission. They contain important information about us and our financial condition.

                               Filing                                    Period
               ----------------------------------------          ------------------------
               Annual Report on Form 10-K                        Year ended June 30, 1998 Quarterly
               Report on Form 10-Q                               Quarter ended September 30, 1998 Quarterly
               Report on Form 10-Q                               Quarter ended December 31, 1998 Quarterly
               Report on Form 10-Q                               Quarter ended March 31, 1999 Current Report
               on Form 8-K                                       Filed February 18, 1999

         We also incorporate by reference in this prospectus all additional documents we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the date of the closing of each offering of securities pursuant to this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus, by requesting them in writing or by telephone from us at:

                                                     Secretary
                                               Del Webb Corporation
                                              6001 North 24th Street
                                              Phoenix, Arizona 85016
                                                  (602) 808-8000

         Our Internet address is http://www.delwebb.com.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT US THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANYONE GIVES YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO SELL, OR SOLICITATIONS OF OFFERS TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO OFFER OR SELL THESE DEL WEBB SECURITIES, THEN THE OFFER DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS GIVEN ONLY CORPORATION AS OF THE DATE OF THIS PROSPECTUS.




                                     [LOGO]


                                 ---------------

                           Debt Securities, Preferred
                              Stock, Common Stock,
                             Stock Purchase Warrants

                                 ---------------






                                 ---------------

                                   PROSPECTUS

                                 ---------------



                                 July 12, 1999